Exhibit 99.1
FOR IMMEDIATE RELEASE – July 24, 2025
Carter Bankshares, Inc. Announces Second Quarter 2025 Financial Results
Martinsville, VA, July 24, 2025 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank (the “Bank”) today announced quarterly net income of $8.5 million, or $0.37 diluted earnings per share (“EPS”), for the second quarter of 2025 compared to net income of $9.0 million, or $0.39 diluted EPS, for the first quarter of 2025 and net income of $4.8 million, or $0.21 diluted EPS, for the second quarter of 2024. Net interest income was $32.4 million for the second quarter of 2025, $30.1 million for the first quarter of 2025, and $28.1 million for the second quarter of 2024. Pre-tax pre-provision income1 was $8.0 million for the second quarter of 2025, $9.0 million for the first quarter of 2025 and $6.2 million for the second quarter of 2024.
For the six months ended June 30, 2025, net income was $17.5 million, or $0.76 diluted EPS, compared to net income of $10.6 million, or $0.46 diluted EPS for the same period in 2024. Net interest income was $62.5 million for the six months ended June 30, 2025, and $56.5 million for the six months ended June 30, 2024. Pre-tax pre-provision income1 was $17.0 million and $13.4 million for the six months ended June 30, 2025 and 2024, respectively.
At the close of business on May 23, 2025, the Company completed the acquisition of two leased branch facilities and the deposits associated therewith, located in Mooresville, North Carolina and Winston-Salem, North Carolina, from First Reliance Bank (the “Branch Purchase”). In the Branch Purchase the Bank acquired $55.9 million of deposits, as well as cash, personal property and other fixed assets related to the branch locations purchased, and welcomed 10 new associates to its team. The Branch Purchase did not include any loans.
On May 20, 2025, the Company announced a stock repurchase program to purchase up to $20.0 million of the Company’s common stock through May 14, 2026. The repurchase program does not obligate the Company to purchase any particular number of shares and may be modified or terminated by the Company’s Board of Directors at any time. As of June 30, 2025, under the repurchase program we have repurchased 547,332 shares of the Company’s common stock at a total cost of $9.1 million and a weighted average cost per share of $16.70.
The Company’s financial results continue to be significantly impacted by loans in the Bank's Other segment of the Company’s loan portfolio, the significant majority of which have been on nonaccrual status since the second quarter of 2023. The Bank’s loans, now reduced to judgments, relate to various entities in which James C. Justice, II has an interest (collectively, the “Justice Entities”), remain the Bank's largest credit relationship and comprise the significant majority of the Other segment with an aggregate principal balance of $235.5 million as of June 30, 2025. Interest income was negatively impacted by $6.7 million during the second quarter of 2025, $6.8 million during the first quarter of 2025, and $9.1 million during the second quarter of 2024, due to these credits being on nonaccrual status. Interest income has been negatively impacted by $78.6 million in the aggregate since placement of these credits on nonaccrual status during the second quarter of 2023.
During the second quarter of 2025, the Company received $9.5 million of curtailment payments. As of June 30, 2025, $66.4 million of aggregate curtailment payments made by the Justice Entities to the Bank have decreased the aggregate nonperforming loan (“NPL”) balance from $301.9 million as of June 30, 2023 to $235.5 million as of June 30, 2025. For additional information regarding the Bank’s credit relationship with the Justice Entities, see “Credit Quality.”

Financial Highlights for the Three and Six Months Ended June 30, 2025
•Total portfolio loans increased $59.6 million, or 6.5%, on an annualized basis, to $3.7 billion at June 30, 2025 from March 31, 2025 and increased $197.6 million, or 5.6% from June 30, 2024;
•The allowance for credit losses to total portfolio loans was 1.90%, 1.99% and 2.72% at June 30, 2025, March 31, 2025 and June 30, 2024, respectively;
•Total deposits increased $21.3 million, or 2.0% on an annualized basis, compared to March 31, 2025 and increased $340.9 million, or 8.8%, compared to June 30, 2024;
•Net interest income totaled $32.4 million, an increase of $2.2 million, or 7.4% compared to the prior quarter, and an increase of $4.3 million, or 15.2% compared to the year ago quarter. Net interest margin, on a fully taxable equivalent (“FTE”) basis3, increased 12 basis points to 2.82% for the second quarter of 2025, compared to 2.70% for the prior quarter and increased 26 basis points from the year ago quarter. Net interest income and net interest margin continue to be significantly impacted by the Bank’s largest lending relationship remaining on nonaccrual status since the second quarter of 2023;
•NPLs decreased by $10.9 million to $250.6 million at June 30, 2025 compared to March 31, 2025. NPLs to total portfolio loans were 6.69% at June 30, 2025, 7.09% at March 31, 2025 and 8.46% at June 30, 2024; and
•The efficiency ratio was 78.63%, 75.71% and 81.62%, and the adjusted efficiency ratio (non-GAAP)4 was 75.55%, 78.67%, and 81.33% for the quarters ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively. The efficiency ratio was impacted by the Bank’s largest lending relationship that was placed in nonaccrual status during the second quarter of 2023 and a one-time gain on death benefit and expenses related to the Company’s surrender of bank owned life insurance (“BOLI”) in the first and second quarters of 2025.
"We are pleased to report another quarter with strong fundamentals and positive trends in the second quarter of 2025. During the quarter, we continued to see margin expansion and solid loan growth throughout our footprint. Our annualized loan growth of 6.5% reflects good momentum in our commercial lending platform. Our loan pipeline remains healthy and we continue to expect a tailwind from prior construction lending that will come online over the coming 12 to 18 months as projects progress. The Bank continues to add seasoned commercial lenders in key strategic growth markets. On the deposit side, balances are showing modest growth and cost of deposits continues to decline, albeit at a slower pace. If the Federal Reserve reduces short-term interest rates in the near term, we are well positioned to benefit given the short-term nature of our certificates of deposit (“CD”) portfolio,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “Additionally, in the second quarter we completed the purchase of two leased branch facilities in Mooresville and Winston-Salem, North Carolina and the associated deposits from First Reliance Bank. The Bank acquired $55.9 million of deposits at the two branch locations. We are thrilled to welcome First Reliance’s associates and customers to the Carter family.”
Van Dyke continued, “On May 20, 2025, we announced a stock repurchase program to purchase up to $20.0 million of the Company’s common stock through May 14, 2026. Given our strong capital position, we believe that this program currently is the most prudent way to deliver shareholder value. As of June 30, 2025, we have utilized approximately 46% of the stock repurchase program.”
Van Dyke concluded, “Although our large nonperforming credit relationship continues to have a negative impact on our financial and credit metrics, aside from this impact, our fundamentals, financial performance, and asset quality metrics all remain solid. We are committed to resolving this lending relationship in a manner that best protects our Company and our shareholders in the long-term. We continue to believe we are well positioned for a strong remainder of 2025.”
Operating Highlights
Credit Quality
NPLs as a percentage of total portfolio loans were 6.69%, 7.09% and 8.46% at June 30, 2025, March 31, 2025 and June 30, 2024, respectively. At June 30, 2025, NPLs decreased $10.9 million to $250.6 million compared to March 31, 2025. The decrease during the quarter was primarily due to $9.5 million of curtailment payments made by the Bank’s largest NPL credit relationship, as well as a decline of $1.2 million in nonaccrual residential mortgages.
Since the Bank’s largest lending relationship was transferred to nonaccrual status, in the second quarter of 2023 due to loan maturities and failure to pay in full, this relationship’s NPL balance has decreased from $301.9 million at June 30, 2023 to $235.5 million at June 30, 2025. This NPL relationship represents 94.0% of total NPLs and 6.3% of total portfolio loans at June 30, 2025. The Company continues to believe it is well secured based on the net carrying value of the credit relationship and is appropriately reserved for potential credit losses with respect to all such loans based on information currently available. However, the Company cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans.
The specific reserves with respect to the Bank’s largest NPL credit relationship were $24.0 million at June 30, 2025 compared to $27.1 million at March 31, 2025. The decline during the second quarter of 2025 was driven by the aforementioned curtailment payments and updated analysis of the credit relationship. The Company uses the discounted cash flow model with updated assumptions and inputs regarding the credit relationship, legal risk and related risks. The updated analysis and the impact on the specific reserves significantly contributed to the $(2.3) million (recovery) for credit losses during the second quarter of 2025 as compared to the prior quarter.
During the second quarter of 2025, the (recovery) provision for credit losses was a recovery of $(2.3) million compared to a recovery of $(2.0) million during the first quarter of 2025 and a provision for credit losses of $491 thousand during the second quarter of 2024. The change compared to the first quarter of 2025 was primarily driven by a decline in the Other segment reserve rate from 11.05% to 10.18%, higher curtailment payments in the second quarter of 2025 compared to the first quarter of 2025, partially offset by loan growth in the second quarter of 2025.
During the second quarter of 2025, the recovery for unfunded commitments was a recovery of $(335) thousand compared to a recovery of $(114) thousand in the first quarter of 2025 and a recovery of $(236) thousand in the second quarter of 2024. The increased recovery during the second quarter of 2025 compared to both the first quarter of 2025 and the second quarter of 2024 was due to decreased unfunded commitments in construction loans.
Net Interest Income
Net interest income for the second quarter of 2025 increased $2.2 million, or 7.4%, to $32.4 million compared to the first quarter of 2025 and increased $4.3 million, or 15.2% compared to the second quarter of 2024. The increase in net interest income for the second quarter of 2025 was primarily due to 14 basis point and 30 basis point declines in funding costs and one basis point and four basis point increases in the yield on average interest-earning assets compared to the first quarter of 2025 and the second quarter of 2024, respectively. Net interest margin, on a FTE basis3, increased 12 basis points to 2.82% compared to the first quarter of 2025, and increased 26 basis points compared to the second quarter of 2024. The increases during the second quarter of 2025 were driven by lower funding costs and higher yields on interest-earning assets.
Total interest-bearing deposit costs decreased 16 basis points to 2.70% compared to 2.86% in the first quarter of 2025, while the balance of average interest-bearing deposits increased $31.8 million compared to the first quarter of 2025 primarily due to the Branch Purchase. The lower interest-bearing funding costs were positively impacted by the Federal Reserve’s cut of short-term interest rates by 100 basis points beginning from September 2024 to December 2024. Total average borrowings increased $39.2 million to $119.5 million compared to the first quarter of 2025 primarily due to additional Federal Home Loan Bank (“FHLB”) borrowings to fund loan growth.
Noninterest Income
Noninterest Income was $4.9 million for the second quarter of 2025 a decrease of $2.0 million, or 28.9%, compared to the first quarter of 2025 and a decrease of $0.6 million, or 11.3%, compared to the second quarter of 2024. The primary driver for the decrease compared to the previous quarter was the $1.9 million gain on a BOLI death benefit recorded in other noninterest income in the first quarter of 2025. The most significant decreases compared to the year ago quarter were $0.3 million in other noninterest income and $0.2 million in insurance commissions due to lower activity in the second quarter of 2025.
Noninterest Expense
Noninterest expense was $29.3 million for the second quarter of 2025 an increase of $1.3 million, or 4.5% compared to the first quarter of 2025 and an increase of $1.9 million compared to the second quarter of 2024. The primary drivers compared to the first quarter of 2025 were increases in other noninterest expenses, professional and legal fees, and salaries and employee benefits. Other noninterest expenses increased due to a $0.3 million 1035 exchange fee as a direct result of the early surrender of one of the Company’s BOLI policies recorded in the second quarter of 2025. Professional and legal fees increased $0.4 million due to costs expensed in the second quarter of 2025. Salaries and employee benefits increased $0.4 million primarily due to higher medical expenses and one extra day in the second quarter of 2025, as well as ten full-time associates retained from the Branch Purchase.
Other noninterest expenses and professional and legal fees similarly increased compared to the second quarter of 2024 driven by the matters discussed above. However, occupancy expense, net increased $0.4 million primarily due to additional software and maintenance expenses and higher depreciation expense as a result of the Branch Purchase.
Financial Condition
Total assets increased $83.8 million, to $4.8 billion at June 30, 2025 compared to March 31, 2025. Cash and due from banks increased $10.9 million to $99.9 million at June 30, 2025 compared to $89.0 million at March 31, 2025. The available-for-sale securities portfolio increased $9.8 million compared to March 31, 2025 and is currently 15.8% of total assets at June 30, 2025 compared to 15.9% of total assets at March 31, 2025. The increase is due to new security purchases, partially offset by normal paydowns and maturities.
Total portfolio loans increased $59.6 million, or 6.5%, on an annualized basis, to $3.7 billion at June 30, 2025 compared to March 31, 2025. The increase in portfolio loans compared to March 31, 2025 related to growth of $84.9 million in commercial real estate loans (“CRE”) and an increase of $12.9 million in residential mortgages, partially offset by the following decreases: $15.7 million in construction, $12.1 million in commercial and industrial (“C&I”), $9.5 million in other and $0.8 million in other consumer.

Total deposits increased $21.3 million to $4.2 billion at June 30, 2025 compared to March 31, 2025. Total deposits included $55.9 million related to the Branch Purchase completed during the second quarter of 2025; however, excluding these assumed deposits, total deposits decreased $34.6 million compared to March 31, 2025 primarily due to a few large commercial depositors repositioning funds for working capital needs during the second quarter.

FHLB borrowings increased $58.5 million to $113.5 million at June 30, 2025 compared to March 31, 2025 due to additional FHLB borrowings to fund loan growth.
At June 30, 2025 and March 31, 2025, approximately 81.5% of our total deposits of $4.2 billion were insured under standard Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limits, and approximately 18.5% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit, respectively.
Capitalization and Liquidity
The Company remained well capitalized at June 30, 2025. The Company’s Tier 1 Capital ratio was 10.87% at June 30, 2025 as compared to 11.01% at March 31, 2025. The Company’s leverage ratio was 9.46% at June 30, 2025 as compared to 9.67% at March 31, 2025. The Company’s Total Risk-Based Capital ratio was 12.12% at June 30, 2025 as compared to 12.27% at March 31, 2025.
At June 30, 2025, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.2 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $732.0 million. The Company has unsecured facilities with three other correspondent financial institutions totaling $30.0 million, a fully secured facility with one other correspondent financial institution totaling $45.0 million, and access to the institutional CD market. The Company did not have outstanding borrowings on these federal funds lines as of June 30, 2025. In addition to the above funding resources, the Company also has $438.8 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank. The Company has $4.8 billion in assets and 64 branches in Virginia and North Carolina. For more information or to open an account visit www.carterbank.com.

Important Note Regarding Non-GAAP Financial Measures
In addition to the results of operations presented in accordance with generally accepted accounting principles in the United States (“GAAP”), our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Management also believes these measures provide information useful to investors in understanding our underlying business, operational performance and performance trends as these measures facilitate comparisons with the performance of other companies in the financial services industry. Non-GAAP measures should not be considered as an alternative to GAAP or considered to be more relevant than financial results determined in accordance with GAAP, nor are they necessarily comparable with similar non-GAAP measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotations and may include statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s net interest margin, net interest income and its deposit, loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade, tariffs, monetary and fiscal policies and laws of the U.S. government and the related impacts on economic conditions and financial markets, and changes in policies of the Federal Reserve, FDIC and U.S. Department of the Treasury;

•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly CRE loans, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on CRE loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other geopolitical conflicts or public health events, and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, supply chain disruptions and slowdowns in economic growth;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key associates;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch acquisitions or the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the Securities and Exchange Commission, including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made, except as required by law.
Carter Bankshares, Inc.
investorrelations@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $51,890 at June 30, 2025, $46,490 at March 31, 2025 and $21,364 at June 30, 2024	$99,905	$88,999	$61,746
Securities Available-for-Sale, at Fair Value	755,212	745,390	746,325
Equity Securities	10,200	10,178	5,063
Loans Held-for-Sale	246	—	—
Portfolio Loans	3,747,121	3,687,495	3,549,521
Allowance for Credit Losses	(71,023)	(73,518)	(96,686)
Portfolio Loans, net	3,676,098	3,613,977	3,452,835

Bank Premises and Equipment, net	72,105	73,944	73,347
Goodwill	1,193	—	—
Core Deposit Intangible	1,073	—	—
Other Real Estate Owned, net	1,657	577	2,501
Federal Home Loan Bank Stock, at Cost	8,653	5,875	14,467
Bank Owned Life Insurance	48,365	48,224	58,828
Other Assets	109,384	113,123	117,397
Total Assets	$4,784,091	$4,700,287	$4,532,509

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$635,192	$631,714	$653,296
Interest-Bearing Demand	805,013	794,059	565,465
Money Market	544,764	528,381	500,475
Savings	343,659	353,394	399,833
Certificates of Deposit	1,893,611	1,893,379	1,762,232
Total Deposits	4,222,239	4,200,927	3,881,301
Federal Home Loan Bank Borrowings	113,500	55,000	238,000
Reserve for Unfunded Loan Commitments	2,737	3,072	2,914
Other Liabilities	39,980	39,522	45,883
Total Liabilities	4,378,456	4,298,521	4,168,098

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 22,669,834 shares at June 30, 2025, 23,161,993 shares at March 31, 2025 and 23,072,750 shares at June 30, 2024	22,670	23,162	23,073
Additional Paid-in Capital	84,146	92,418	91,274
Retained Earnings	351,069	342,559	319,697
Accumulated Other Comprehensive Loss	(52,250)	(56,373)	(69,633)
Total Shareholders’ Equity	405,635	401,766	364,411
Total Liabilities and Shareholders’ Equity	$4,784,091	$4,700,287	$4,532,509

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.72%	0.78%	0.43%
Return on Average Assets (YTD Annualized)	0.75%	0.78%	0.47%
Return on Average Shareholders' Equity (QTD Annualized)	8.45%	9.27%	5.40%
Return on Average Shareholders’ Equity (YTD Annualized)	8.85%	9.27%	5.99%
Portfolio Loans to Deposit Ratio	88.75%	87.78%	91.45%
Allowance for Credit Losses to Total Portfolio Loans	1.90%	1.99%	2.72%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.48%	8.55%	8.04%
Tier 1 Leverage Ratio	9.46%	9.67%	9.43%
Risk-Based Capital - Tier 1	10.87%	11.01%	10.95%
Risk-Based Capital - Total	12.12%	12.27%	12.22%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$57,747	$56,007	$54,583	$113,754	$108,632
Interest Expense	25,388	25,869	26,491	51,257	52,121
NET INTEREST INCOME	32,359	30,138	28,092	62,497	56,511

(Recovery) Provision for Credit Losses	(2,330)	(2,025)	491	(4,355)	507
Recovery for Unfunded Commitments	(335)	(114)	(236)	(449)	(279)
NET INTEREST INCOME AFTER (RECOVERY) PROVISION FOR CREDIT LOSSES	35,024	32,277	27,837	67,301	56,283

NONINTEREST INCOME
Gains on Sales of Securities, net	—	—	36	—	36
Service Charges, Commissions and Fees	1,765	1,874	1,852	3,639	3,727
Debit Card Interchange Fees	1,942	2,104	1,933	4,046	4,019
Insurance Commissions	714	344	934	1,058	1,548
Bank Owned Life Insurance Income	357	341	365	698	713
Other	130	2,238	413	2,368	535
Total Noninterest Income	4,908	6,901	5,533	11,809	10,578

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,082	13,657	14,216	27,739	28,416
Occupancy Expense, net	4,230	4,472	3,793	8,702	7,541
FDIC Insurance Expense	1,436	1,430	1,566	2,866	3,253
Other Taxes	922	947	894	1,869	1,802
Advertising Expense	708	911	528	1,619	885
Telephone Expense	307	304	342	611	759
Professional and Legal Fees	1,921	1,230	1,542	3,151	3,055
Data Processing	1,395	1,444	1,234	2,839	2,125
Debit Card Expense	991	992	808	1,983	1,564
Other	3,312	2,655	2,523	5,967	4,303
Total Noninterest Expense	29,304	28,042	27,446	57,346	53,703

Income Before Income Taxes	10,628	11,136	5,924	21,764	13,158
Income Tax Provision	2,118	2,183	1,121	4,301	2,544
Net Income	$8,510	$8,953	$4,803	$17,463	$10,614

Shares Outstanding, at End of Period	22,669,834	23,161,993	23,072,750	22,669,834	23,072,750
Average Shares Outstanding-Basic & Diluted	22,805,881	22,873,800	22,826,510	22,839,412	22,798,476

PER SHARE DATA
Basic Earnings Per Common Share*	$0.37	$0.39	$0.21	$0.76	$0.46
Diluted Earnings Per Common Share*	$0.37	$0.39	$0.21	$0.76	$0.46
Book Value	$17.89	$17.35	$15.79	$17.89	$15.79
Market Value	$17.34	$16.18	$15.12	$17.34	$15.12

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.80%	2.68%	2.55%	2.74%	2.56%
Efficiency Ratio	78.63%	75.71%	81.62%	77.18%	80.05%
PROFITABILITY RATIOS (Non-GAAP)
Net Interest Margin (FTE)[3]	2.82%	2.70%	2.56%	2.76%	2.58%
Adjusted Efficiency Ratio (Non-GAAP)[4]	75.55%	78.67%	81.33%	77.06%	80.17%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	June 30, 2025			March 31, 2025			June 30, 2024
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$58,006	$643	4.45%	$67,387	$748	4.50%	$31,083	$420	5.43%
Tax-Free Investment Securities[3]	11,622	85	2.93%	11,662	84	2.92%	11,779	86	2.94%
Taxable Investment Securities	818,588	6,796	3.33%	807,891	6,655	3.34%	841,787	7,721	3.69%
Total Securities	830,210	6,881	3.32%	819,553	6,739	3.33%	853,566	7,807	3.68%
Tax-Free Loans[3]	89,362	732	3.29%	93,480	761	3.30%	105,487	854	3.26%
Taxable Loans	3,648,629	49,522	5.44%	3,567,184	47,825	5.44%	3,430,330	45,395	5.32%
Total Loans	3,737,991	50,254	5.39%	3,660,664	48,586	5.38%	3,535,817	46,249	5.26%
Federal Home Loan Bank Stock	8,428	140	6.66%	6,499	112	6.99%	16,611	304	7.36%
Total Interest-Earning Assets	4,634,635	57,918	5.01%	4,554,103	56,185	5.00%	4,437,077	54,780	4.97%
Noninterest Earning Assets	126,303			121,766			91,648
Total Assets	$4,760,938			$4,675,869			$4,528,725

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$805,749	$3,661	1.82%	$744,895	$3,386	1.84%	$532,700	$1,689	1.28%
Money Market	536,366	3,510	2.62%	525,463	3,319	2.56%	510,828	3,926	3.09%
Savings	347,863	129	0.15%	355,123	113	0.13%	411,457	145	0.14%
Certificates of Deposit	1,885,486	16,759	3.57%	1,918,195	18,205	3.85%	1,731,358	16,963	3.94%
Total Interest-Bearing Deposits	3,575,464	24,059	2.70%	3,543,676	25,023	2.86%	3,186,343	22,723	2.87%
Federal Home Loan Bank Borrowings	108,753	1,186	4.37%	69,833	702	4.08%	283,154	3,675	5.22%
Other Borrowings	10,713	143	5.35%	10,417	144	5.61%	8,460	93	4.42%
Total Borrowings	119,466	1,329	4.46%	80,250	846	4.28%	291,614	3,768	5.20%
Total Interest-Bearing Liabilities	3,694,930	25,388	2.76%	3,623,926	25,869	2.90%	3,477,957	26,491	3.06%
Noninterest-Bearing Liabilities	662,168			660,437			693,336
Shareholders' Equity	403,840			391,506			357,432
Total Liabilities and Shareholders' Equity	$4,760,938			$4,675,869			$4,528,725
Net Interest Income[3]		$32,530			$30,316			$28,289
Net Interest Margin[3]			2.82%			2.70%			2.56%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$62,670	$1,391	4.48%	$27,606	$755	5.50%
Tax-Free Investment Securities[3]	11,642	169	2.93%	11,799	171	2.91%
Taxable Investment Securities	813,269	13,451	3.34%	847,664	15,464	3.67%
Total Securities	824,911	13,620	3.33%	859,463	15,635	3.66%
Tax-Free Loans[3]	91,410	1,493	3.29%	108,479	1,751	3.25%
Taxable Loans	3,608,131	97,347	5.44%	3,418,994	90,212	5.31%
Total Loans	3,699,541	98,840	5.39%	3,527,473	91,963	5.24%
Federal Home Loan Bank Stock	7,469	252	6.80%	18,507	682	7.41%
Total Interest-Earning Assets	4,594,591	114,103	5.01%	4,433,049	109,035	4.95%
Noninterest Earning Assets	124,048			91,409
Total Assets	$4,718,639			$4,524,458

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$775,490	$7,047	1.83%	$514,376	$2,801	1.10%
Money Market	530,944	6,829	2.59%	517,862	7,922	3.08%
Savings	351,473	242	0.14%	425,616	282	0.13%
Certificates of Deposit	1,901,751	34,964	3.71%	1,683,589	32,435	3.87%
Total Interest-Bearing Deposits	3,559,658	49,082	2.78%	3,141,443	43,440	2.78%
Federal Home Loan Bank Borrowings	89,400	1,888	4.26%	324,968	8,494	5.26%
Other Borrowings	10,566	287	5.48%	8,081	187	4.65%
Total Borrowings	99,966	2,175	4.39%	333,049	8,681	5.24%
Total Interest-Bearing Liabilities	3,659,624	51,257	2.82%	3,474,492	52,121	3.02%
Noninterest-Bearing Liabilities	661,308			693,814
Shareholders' Equity	397,707			356,152
Total Liabilities and Shareholders' Equity	$4,718,639			$4,524,458
Net Interest Income[3]		$62,846			$56,914
Net Interest Margin[3]			2.76%			2.58%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Commercial
Commercial Real Estate	$2,000,766	$1,915,863	$1,801,397
Commercial and Industrial	221,880	234,024	240,611
Total Commercial Loans	2,222,646	2,149,887	2,042,008
Consumer
Residential Mortgages	814,188	801,253	783,903
Other Consumer	27,991	28,804	31,284
Total Consumer Loans	842,179	830,057	815,187
Construction	443,573	459,285	394,926
Other	238,723	248,266	297,400
Total Portfolio Loans	3,747,121	3,687,495	3,549,521
Loans Held-for-Sale	246	—	—
Total Loans	$3,747,367	$3,687,495	$3,549,521

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Nonaccrual Loans
Commercial Real Estate	$9,613	$9,733	$611
Commercial and Industrial	1,048	1,070	1,084
Residential Mortgages	4,142	5,326	1,951
Other Consumer	29	38	30
Construction	207	213	2,426
Other	235,542	245,064	294,140
Total Nonperforming Loans	250,581	261,444	300,242

Other Real Estate Owned	1,657	577	2,501
Total Nonperforming Assets	$252,238	$262,021	$302,743

Nonperforming Loans to Total Portfolio Loans	6.69%	7.09%	8.46%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	6.73%	7.10%	8.52%
Allowance for Credit Losses to Total Portfolio Loans	1.90%	1.99%	2.72%
Allowance for Credit Losses to Nonperforming Loans	28.34%	28.12%	32.20%
Net Loan Charge-offs QTD	$165	$57	$341
Net Loan Charge-offs YTD	$222	$57	$873
Net Loan Charge-offs (Annualized) to Average Portfolio Loans QTD	0.02%	0.01%	0.04%
Net Loan Charge-offs (Annualized) to Average Portfolio Loans YTD	0.01%	0.01%	0.05%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Balance Beginning of Period	$73,518	$75,600	$96,536	$75,600	$97,052
(Recovery) Provision for Credit Losses	(2,330)	(2,025)	491	(4,355)	507
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	—	7	1	7	19
Residential Mortgages	—	—	4	—	27
Other Consumer	288	171	488	459	968
Construction	—	1	—	1	156
Other	—	—	—	—	—
Total Charge-offs	288	179	493	467	1,170
Recoveries:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	2	3	1	5	2
Residential Mortgages	2	8	22	10	24
Other Consumer	119	110	129	229	271
Construction	—	1	—	1	—
Other	—	—	—	—	—
Total Recoveries	123	122	152	245	297
Total Net Charge-offs	165	57	341	222	873
Balance End of Period	$71,023	$73,518	$96,686	$71,023	$96,686

DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Interest Income	$32,359	$30,138	$28,092	$62,497	$56,511
Noninterest Income	4,908	6,901	5,533	11,809	10,578
Noninterest Expense	29,304	28,042	27,446	57,346	53,703
Pre-tax Pre-provision Income (Non-GAAP)	$7,963	$8,997	$6,179	$16,960	$13,386

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Income	$8,510	$8,953	$4,803	$17,463	$10,614
Gains on Sales of Securities, net	—	—	(36)	—	(36)
Equity Security Unrealized Fair Value Gain	(22)	(137)	(63)	(159)	(63)
Losses (Gains) on Sales and Write-downs of Bank Premises, net	60	(3)	44	57	45
Losses (Gains) on Sales and Write-downs of OREO, net	262	81	(8)	343	(350)
1035 Exchange fee on BOLI	252	275	—	527	—
Acquisition Costs	386	—	—	386	—
Gain on BOLI death benefit[5]	—	(1,882)	—	(1,882)	—
OREO Income	—	—	(20)	—	(28)
Severance Pay	40	—	—	40	—
Contingent Liability	38	—	—	38	—
Total Tax Effect	(214)	(45)	18	(259)	91
Adjusted Net Income (Non-GAAP)	$9,312	$7,242	$4,738	$16,554	$10,273

Average Shares Outstanding - diluted	22,805,881	22,873,800	22,826,510	22,839,412	22,798,476
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.41	$0.32	$0.21	$0.72	$0.45
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2025 and 2024 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest and Dividend Income (GAAP)	$57,747	$56,007	$54,583	$113,754	$108,632
Tax Equivalent Adjustment[3]	171	178	197	349	403
Interest and Dividend Income (FTE) (Non-GAAP)	57,918	56,185	54,780	114,103	109,035
Average Earning Assets	4,634,635	4,554,103	4,437,077	4,594,591	4,433,049
Yield on Interest-earning Assets (GAAP)	5.00%	4.99%	4.95%	4.99%	4.93%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.01%	5.00%	4.97%	5.01%	4.95%

Net Interest Income (GAAP)	$32,359	$30,138	$28,092	$62,497	$56,511
Tax Equivalent Adjustment[3]	171	178	197	349	403
Net Interest Income (FTE) (Non-GAAP)	32,530	30,316	28,289	62,846	56,914
Average Earning Assets	4,634,635	4,554,103	4,437,077	4,594,591	4,433,049
Net Interest Margin (GAAP)	2.80%	2.68%	2.55%	2.74%	2.56%
Net Interest Margin (FTE) (Non-GAAP)	2.82%	2.70%	2.56%	2.76%	2.58%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Noninterest Expense	$29,304	$28,042	$27,446	$57,346	$53,703
Less:(Losses) Gains on sales and write-downs of Branch Premises, net	(60)	3	(44)	(57)	(45)
Less: (Losses) Gains on Sales and write-downs of OREO, net	(262)	(81)	8	(343)	350
1035 Exchange fee on BOLI	(252)	(275)	—	(527)	—
Less: Acquisition Costs	(386)	—	—	(386)	—
Less: Severance Pay	(40)	—	—	(40)	—
Less: Contingent Liability	(38)	—	—	(38)	—
Adjusted Noninterest Expense (Non-GAAP)	$28,266	$27,689	$27,410	$55,955	$54,008

Net Interest Income	$32,359	$30,138	$28,092	$62,497	$56,511
Plus: Taxable Equivalent Adjustment[3]	171	178	197	349	403
Net Interest Income (FTE) (Non-GAAP)	$32,530	$30,316	$28,289	$62,846	$56,914
Less: Gains on Sales of Securities, net	—	—	(36)	—	(36)
Less: Equity Security Unrealized Fair Value Gain	(22)	(137)	(63)	(159)	(63)
Gain on BOLI death benefit[5]	—	(1,882)	—	(1,882)	—
Less: OREO Income	—	—	(20)	—	(28)
Noninterest Income	4,908	6,901	5,533	11,809	10,578
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income	$37,416	$35,198	$33,703	$72,614	$67,365
Efficiency Ratio (GAAP)	78.63%	75.71%	81.62%	77.18%	80.05%
Adjusted Efficiency Ratio (Non-GAAP)	75.55%	78.67%	81.33%	77.06%	80.17%
5The Gain on BOLI death benefit is tax-exempt.